As filed with the Securities and Exchange Commission on July 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LIVEONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0657263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

269 S. Beverly Dr., Suite 1450

Beverly Hills, CA 90212

(310) 601-2505

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert S. Ellin

Chairman and Chief Executive Officer

LiveOne, Inc.

269 S. Beverly Dr., Suite 1450

Beverly Hills, CA 9021

(310) 601-2505

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sasha Ablovatskiy, Esq.

Jonathan Shechter, Esq.

Foley Shechter Ablovatskiy LLP

1180 Avenue of the Americas, 8th Floor

New York, NY 10036

Telephone: (212) 335-0466

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 1, 2024

LIVEONE, INC.

Warrants to Purchase up to 1,300,000 Shares of Common Stock

Up to 1,300,000 Shares of Common Stock underlying the Warrants

This prospectus relates to the offer and resale from time to time of (i) warrants to purchase up to an aggregate of 1,300,000 shares of common stock, $0.001 par value per share (the “common stock”), of LiveOne, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), exercisable at a price of $2.10 per share (subject to adjustment as provided therein) (the “Warrants”), and (ii) up to 1,300,000 shares of common stock issuable upon the exercise of the Warrants (the “Shares” and together with the Warrants, the “Securities”), by the selling stockholders identified in this prospectus (together with any of such stockholders’ transferees, pledgees, donees or successors) (the “Selling Stockholders”). The Warrants were issued to the Selling Stockholders in a private placement pursuant to the Letter Agreements entered into by the Company with each of the Selling Stockholders on April 1, 2024.

The Selling Stockholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms determined at the time of sale. The Securities may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 20. The Selling Stockholders may also sell the Shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

We will not receive any proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

We are registering the offer and sale of the Securities pursuant to certain registration rights granted to the Selling Stockholders. The registration of the Securities does not necessarily mean that any Selling Stockholder will offer or sell any of their Securities or exercise their Warrants. The timing and amount of any sale or exercise is within the sole discretion of the Selling Stockholders. We are not offering for sale any shares of our common stock pursuant to this prospectus.

Our common stock is listed for trading on The Nasdaq Capital Market, or “Nasdaq,” under the symbol “LVO.” On June 24, 2024, the last reported sale price of our common stock was $1.54.

Investing in our securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus from our filings made with the U.S. Securities and Exchange Commission. See “Risk Factors” on page 6 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2024

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed materially since such date.

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ABOUT THIS PROSPECTUS

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

LiveOne, Inc. and its consolidated subsidiaries are referred to herein as “LiveOne,” the “Company,” “we,” “us” and “our,” unless we state otherwise or the context indicates otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein or therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or other comparable terms. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference herein or therein regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important risks and factors that could cause those differences include, but are not limited to:

Risks Related to Our Business and Industry

●	We rely on one key customer for a substantial percentage of our revenue. The loss of our largest customer or the significant reduction of business or growth of business from our largest customer could significantly adversely affect our business, financial condition and results of operations.

●	We have incurred significant operating and net losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

●	We may require additional capital, including to fund our current debt obligations and to fund potential acquisitions and capital expenditures, which may not be available on terms acceptable to us or at all and which depends on many factors beyond our control.

●	Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our ordinary shares and penny stock trading.

●	There is substantial doubt about our ability to continue as a going concern.

●	Our business is partially dependent on our ability to secure music streaming rights from Content Providers and to stream their live music and music-related video content on our platform, and we may not be able to secure such content on commercially reasonable terms or at all.

●	We may be unable to fund any significant up-front and/or guaranteed payment cash requirements associated with our live music streaming rights, which could result in the inability to secure and retain such streaming rights and may limit our operating flexibility, which may adversely affect our business, operating results and financial condition.

●	We face intense competition from competitors, and we may not be able to increase our revenues, which could adversely impact our business, financial condition and results of operations.

Risks Related to Our Company

●	For the years ended March 31, 2024 and 2023, our management concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective due to the existence of material weaknesses in our internal control over financial reporting during such periods. If we are unable to establish and maintain effective disclosure controls and internal control over financial reporting, our ability to produce accurate financial statements on a timely basis or prevent fraud could be impaired, and the market price of our securities may be negatively affected.

●	We heavily depend on relationships with our Content Providers and other Industry Stakeholders and adverse changes in these relationships, could adversely affect our business, financial condition and results of operations.

●	We rely on key members of management, particularly our Chairman and Chief Executive Officer, Mr. Robert Ellin, and our Chief Financial Officer, Aaron Sullivan, and the loss of their services or investor confidence in them could adversely affect our success, development and financial condition.

●	Unfavorable outcomes in legal proceedings may adversely affect our business, financial conditions and results of operations.

●	Our debt agreements contain restrictive and financial covenants that may limit our operating flexibility and our substantial indebtedness may limit cash flow available to invest in the ongoing needs of our business.

●	We may not have the ability to repay the amounts then due under our senior ABL Credit Facility and/or Capchase Loan (each as defined below) at maturity and/or to the holders of our Series A Preferred Stock (as defined below), which would have a material adverse effect on our business, operating results and financial condition.

●	If we do not comply with the provisions of the senior credit facility, our lender may terminate its obligations to us and require us to repay all outstanding amounts owed thereunder.

●	We may incur substantially more debt or take other actions that would intensify the risks related to our indebtedness.

Risks Related to Our Acquisition Strategy

●	We can give no assurances as to when we will consummate any future acquisitions or whether we will consummate any of them at all.

Risks Related to Technology and Intellectual Property

●	We rely heavily on technology to stream content and manage other aspects of our operations and on our Content Management System. The failure of any of this technology to operate effectively could adversely affect our business.

Risks Related to Our PodcastOne Business

●	PodcastOne generates a substantial portion of its revenues from its podcast and advertising sales. If PodcastOne fails to maintain or grow podcasting and advertising and e-commerce merchandise revenue, our financial results may be adversely affected.

●	PodcastOne faces and will continue to face competition for listeners and listener listening time.

●	PodcastOne’s business is dependent upon the performance of the podcasts and their talent.

●	If PodcastOne fails to increase the number of listeners consuming its podcast content, our business, financial condition and results of operations may be adversely affected.

●	PodcastOne’s podcasting revenue and operating results are highly dependent on the overall demand for advertising.

●	PodcastOne relies on integrations with advertising platforms, demand-side platforms (“DSPs”), proprietary platforms and ad servers, over which we exercise very little control.

Risks Related to Our E-commerce Merchandising and Other E-commerce Business

●	Our CPS business is affected by seasonality, which could result in fluctuations in our operating results.

●	We are subject to data security and privacy risks that could negatively affect our results, operations or reputation.

●	Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Risks Related to the Ownership of Our Common Stock

●	The market price of our common stock may be highly volatile.

●	We cannot guarantee that our stock repurchase program will be consummated, fully or all, or that it will enhance long-term shareholder value. Stock repurchases could also increase the volatility of the trading price of our stock and could diminish our cash reserves.

●	Our Chairman and Chief Executive Officer and stockholders affiliated with him own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

●	Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

●	We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

●	Provisions in our Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Bylaws (as amended, the “Bylaws”) and provisions under Delaware law could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, strategies, projections, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in our forward-looking statements. Therefore, you should not rely on the occurrence of events described in any of these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 6, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Overview

LiveOne, Inc. (the “Company,” “LiveOne”, “we,” “us,” or “our”) is an award-winning, creator-first, music, entertainment and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. We are a pioneer in the acquisition, distribution and monetization of live music events, Internet radio, podcasting/vodcasting and music-related membership, streaming and video content. Through our comprehensive service offerings and innovative content platform, we provide music fans the ability to listen, watch, attend, engage and transact. Serving a global audience, our mission is to bring the experience of live music and entertainment to consumers wherever music and entertainment is watched, listened to, discussed, deliberated or performed around the world. Our operating model is focused on a flywheel concept of integrated services centered on servicing and monetizing superfans through multiple revenue streams and product/service offerings. At March 31, 2024, we operated four core integrated services: (1) one of the industry’s leading online live music streaming platforms (LiveOne), (2) a fully integrated membership and advertising streaming music service Slacker operating as LiveOne powered by Slacker, (3) a leading podcasting platform operating as PodcastOne (“PodcastOne”), and (4) a retailer and wholesaler of personalized merchandise and gifts operating as Custom Personalization Solutions, Inc. (“CPS”). LiveOne is the first ‘live social music network, delivering premium live-streamed, digital audio and on-demand music experiences from the world’s top music festivals, concerts and events, including having worked with Rock in Rio, Electronic Daisy Carnival (“EDC”) Las Vegas, iHeartRadio’s Wango Tango and many more. LiveOne enhances the experience by granting audiences access to premium original content, artist exclusives and industry interviews. Our LiveOne application offers users access to live events, audio streams with access to millions of songs and hundreds of expert-curated radio platforms and stations, original episodic content, podcasts, vodcasts, video on demand, real-time livestreams, and social sharing of content. Today, our business is comprised of three operating segments: PodcastOne, Slacker and our Media Group. Our Audio Group consist of our PodcastOne and Slacker subsidiaries and our Media Group consists of our remaining subsidiaries (hereon referred to as our “Media Operations”).

We generate revenue through the sale of membership-based services and advertising from our music offerings, from the licensing, advertising and sponsorship of our live music and podcast content rights and services, from our expanding pay-per-view offerings and from retail sales of merchandise and gifts.

Operations

We provide services through a dedicated over-the-top application powered by Slacker (“LiveOne App”) called LiveOne. Our services are delivered through digital streaming transmissions over the Internet and/or through satellite transmissions and may be accessed on users’ desk-top, tablets, mobile devices (iOS, Android), Roku, Apple TV, and Amazon Fire, and through over-the-top (“OTT”), STIRR, and XUMO with more service platforms in discussions. Our users can also access our music platform from our websites, including www.liveone.com and www.slacker.com. Our users may also access our podcasts on www.podcastone.com or our PodcastOne app and acquire merchandise and gifts on www.personalizedplanet.com and www.limogesjewelry.com.

Historically, we acquired the rights to stream our live and recorded music and broadcasts from a combination of festival owners and promoters, such as Anschutz Entertainment Group (“AEG”) and Live Nation Entertainment, Inc. (“Live Nation”), music labels, including Universal Music, Warner Music and Sony Music, and through individual music publishers and rights holders. Beginning mid-March 2020, the pandemic associated with COVID-19 temporarily shut down the production of all on-ground, live music festivals and events. As a result, we pivoted our production to 100% streaming, and began producing, curating, and broadcasting streaming music festivals, concerts and events across our platform. In May 2020, we launched our first pay-per-view (“PPV”) performances across our platform, allowing artists and fans to access a new digital compliment to live festivals, concerts and events.

The majority of our content acquisition agreements provide us the exclusive rights to produce, license, broadcast and distribute live broadcast streams of these festivals and events throughout the world and across any digital platform, including cable, Internet, video, audio, video-on-demand (“VOD”) and virtual reality (“VR”). We are working to expand our VOD, PPV, content catalog and content capabilities. Since 2018, we launched LiveZone, a traveling studio originating from live music events and festivals all over the world. LiveZone combines music news, commentary, festival updates and artist interviews, and provide context to premiere events by showcasing exotic locales, unique venues, and artist backstories, adding “pre-show” and “post-show” segments to livestreamed artist performances and original festival-based content. During fiscal years ended March 31, 2023 and 2022, we launched our own franchises including “Music Lives,” our multi-artist virtual festival, “Music Lives ON,” our series of virtual live-streaming performances, “Self Made” our music competition platform, “The Lockdown Awards”, our award show celebrating the best in quarantine content, “The Snubbys”, our award show celebrating deserving artists who should have been but were not nominated for applicable awards, “The Breakout Awards,” our award show celebrating some of the year’s most iconic music, celebrities and pop culture moments and “One Rising” an emerging artist program that breaks up and coming talent across the music landscape.

In July 2020, we entered the podcasting business with the acquisition of PodcastOne and in December 2020, we entered the merchandising business with the acquisition of CPS. Through the operations of our DayOne Music Publishing, Drumify and Splitmind subsidiaries, we operate our music publishing and artist and brand development businesses.

During the fiscal year ended March 31, 2024, our membership services eclipsed 2,750,000 paid members and approximately 0.9 million monthly active users (“MAUs”) across our audio services. Included in the total number as of March 31, 2024 are certain members which are the subject of a contractual dispute. We are currently not recognizing revenue related to these members. We use MAUs, which is a non-GAAP financial measure, as a measure of our audience reach and define a MAU as a user of one of our platforms who has logged in and visited our music membership platform, as a unique user, on the day of measurement.

Digital Internet Radio and Music Services

Our digital Internet radio and music services are available to users online and through automotive and mobile original equipment manufacturers (“OEMs”) on a white label basis, which allow certain OEMs to customize the radio and music services with their own logos, branding and systems. Our users are able to listen to a variety of music, radio personalities, news, sports, comedy and the audio of live music events. Our revenue structure for our digital Internet radio and music services varies and may be in the form of (i) a free service to the listener supported by paid advertising, (ii) paid premium membership services, and/or (iii) a fixed fee per user. The fees generated from ad-supported and membership services are generally subject to revenue sharing arrangements with music right holders and labels, and fees to festivals, clubs, events, concerts, artists, promoters, venues, music labels and publishers (“Content Providers”).

Podcast Services

Our podcasts are available to users online alongside our digital Internet radio. Our users are able to listen to a variety of podcasts, from music, radio personalities, news, entertainment, comedy and sports. PodcastOne has built a distribution network reaching over 1 billion listeners a month across all of its own properties, LiveOne platforms, Spotify, Apple Podcasts, iHeartRadio, Samsung and over 150 shows exclusively available in Tesla vehicles. Similar to our digital Internet radio fee structure, we monetize podcasts through (i) paid advertising or (ii) paid premium membership services. We own one of the largest networks of podcast content in North America, which has over 300 exclusive podcast shows that produces over 300 episodes per week and has generated over 3.6 billion downloads during the year ended March 31, 2024. In April 2021, we announced an agreement with Samsung for all PodcastOne distributed content to be available via the Listen tab on Samsung TV.

PodcastOne and its roster of top performing hosts are also able to integrate unique visual elements into the podcasts they produce and distribute them via YouTube, with PodcastOne becoming the first podcast network to utilize Adori, a pioneering interface technology. Adori’s unique YouTube integration technology allows podcast hosts and networks to seamlessly import episodes from RSS feeds, enhance them with visual elements and upload enriched assets directly to YouTube. Adori’s patented technology embeds contextual visuals, multi-format ads, augmented reality (“AR”) experiences, buy buttons, polls, and other “call to action” features in the audio creating a more enhanced and richer listener experience. In creating visually enhanced podcasts, Adori’s YouTube product provides additional monetization avenues for PodcastOne’s slate of original programming, increased discoverability and search engine optimization presence.

In addition to PodcastOne’s core business, it also built, owns and operates a solution for the growing number of independent podcasters, LaunchpadOne. LaunchpadOne is a self-publishing podcast platform, created to provide a low or no cost tool for independent podcasters without access to parent podcasting networks or state of the art equipment to create shows. LaunchpadOne serves as a talent pool for us to find new podcasts and talent.

In June 2023, we launched PodcastOne TV, a free ad-supported streaming television (“FAST”) channel that will stream the video content from PodcastOne’s slate of award-winning podcasts, to be distributed through MuxIP to 60 outlets, using MuxIP’s FASTHub for OTT platform. MuxIP will enable PodcastOne to expand its content to viewers of niche content on Smart TVs and a wide range of devices. MuxIP is a global leader in powering the rapidly growing TV business model centered on FAST.

On September 8, 2023, PodcastOne completed its spin out from our Company to become a standalone publicly traded company (the “Spin-Out”) as a result of PodcastOne's direct listing on The NASDAQ Capital Market on such date.

Merchandise

Via the operations of CPS, we own and operate a group of web-oriented businesses specializing in the merchandise personalization industry. CPS develops, manufactures, and distributes personalized products for wholesale and direct-to-consumer distribution. CPS offers thousands of exclusive personalized gift items for family, home, seasonal holidays, and special events along with personalized jewelry.

Ancillary Products and Services

We also provide our customers the following:

●	Regulatory Support – streaming of music is generally subject to copyright protection. Whenever possible, we use our best efforts to clear music copyright licenses, artist streaming preferences and music publishing rights in advance of usage.

●	Post-Implementation Support – once our customer’s content is activated on the LiveOne App, we provide technical and network support, which includes 24/7 operational assistance and monitoring of our services and performance.

Live Music Events

We produce, edit, curate and stream live music events through (i) broadband transmission over the Internet and/or satellite networks to our users throughout the world, where permitted (“Digital Live Events”) both advertisers supported and PPV events, and (ii) physical ticket sales of on-location music events and festivals at a variety of indoor clubs and outdoor venues and arenas (“On-premise Live Events”). These services allow our users to access live music content in person and over the Internet, including the ability to chat and communicate over our platform. LiveOne provides Digital Live Events for free to our users; however, beginning in May 2020 we launched PPV capabilities and began charging our users to view certain Digital Live Events. We monetize these live events through third party advertising and sponsorship, including with brands such as Volkswagen, Hyundai, Facebook, Tik Tok, Porsche, and Pepsi, and selling territorial licensing rights to Tencent in China and Ocesa in Mexico. Our cost structure varies by music event, and may include set upfront fees/artist guarantees, the amount of which is often dependent on specific artist. A festival’s existing production infrastructure or lack thereof, and, in turn results in, us having a production/financial commitment to the live stream, and in some cases, we may also share the associated revenue. The fees generated from any advertising, sponsored content, VOD/PPV and other services are generally subject to the aforementioned revenue sharing arrangements with certain artists, festival owners and/or music right holders, when applicable.

Corporate Information

On August 2, 2017, our name changed from “Loton, Corp” to “LiveXLive Media, Inc.”, and we reincorporated from the State of Nevada to the State of Delaware, pursuant to the reincorporation merger of Loton, Corp (“Loton”), a Nevada corporation, with and into LiveXLive Media, Inc., a Delaware corporation and Loton’s wholly owned subsidiary, effected on the same date. As a result of such reincorporation merger, Loton ceased to exist as a separate entity, with LiveXLive Media, Inc. being the surviving entity. On October 6, 2021, our name changed from “LiveXLive, Media Inc.” to “LiveOne, Inc.” Our principal executive offices are located at 269 S. Beverly Drive, Suite #1450, Beverly Hills, 90212. Our main corporate website address is www.liveone.com. We make available on or through our website our periodic reports that we file with the SEC. This information is available on our website free of charge as soon as reasonably practicable after we electronically file the information with or furnish it to the SEC. The contents of our website are not incorporated by reference into this document and shall not be deemed “filed” under the Exchange Act.

Available Information

Our main corporate website address is www.liveone.com. Copies of our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, Current Reports on Form 8-K and our other reports and documents filed with or furnished to the SEC, and any amendments to the foregoing, will be provided without charge to any shareholder submitting a written request to the Secretary at our principal executive offices or by calling (310) 601-2505. All of our SEC filings are also available on our website at http://ir.liveone.com/ir-home as soon as reasonably practicable after having been electronically filed or furnished to the SEC. All of our SEC filings are also available at the SEC’s website at www.sec.gov.

We provide notifications of news or announcements regarding our financial performance, including SEC filings, investor events, and press and earnings releases on the investor relations section of our corporate website. Investors can receive notifications of new press releases and SEC filings by signing up for email alerts on our website. Further corporate governance information, including our board committee charters and code of ethics, is also available on our website at http://ir.liveone.com/ir-home. The information included on our website or social media accounts, or any of the websites of entities that we are affiliated with, is not incorporated by reference into this Annual Report or in any other report or document we file with the SEC, and any references to our website or social media accounts are intended to be inactive textual references only.

Background of the Offering

On April 1, 2024 (the “Effective Date”), we entered into Letter Agreements (collectively, the “Letter Agreements”) with (i) Harvest Small Cap Partners Master, Ltd. (“HSCPM”) and (ii) Harvest Small Cap Partners, L.P. (“HSCP” and together with HSCPM, the “Selling Stockholders”), holders of certain shares of the Company’s Series A Perpetual Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), with a stated value of $1,000 per share, having the terms as set forth in our Certificate of Designation of Preferences, Rights and Limitations of Series A Perpetual Convertible Preferred Stock filed by us on February 2, 2023 with the Secretary of State of the State of Delaware. Pursuant to the Letter Agreements, among other things, (i) the Selling Stockholders converted approximately $8.72 million worth of their shares of Series A Preferred Stock into shares of our common stock, $0.001 par value per share (the “common stock”), at a price of $2.10 per share, as follows: HSCPM converted 5,602.09 shares of Series A Preferred Stock into 2,667,664 shares of our common stock, and HSCP converted 2,397.91 shares of Series A Preferred Stock into 1,141,860 shares of our common stock, and (ii) HSCPM and HSCP received 910,340 and 389,660 three-year warrants to purchase the Company’s common stock exercisable at a price of $2.10 per share being registered for resale pursuant to this prospectus (collectively, the “Warrants” and the shares of our common stock underlying the Warrants, the “Warrant Shares”). The Warrants and the Warrant Shares are collectively referred to herein as the “Securities”.

We agreed, on or prior to the date that is 45 days after the Effective Date, to prepare and file with the U.S. Securities and Exchange Commission (the SEC”) a Registration Statement on Form S-3 (or such other form as applicable) covering the resale under the Securities Act of the Warrants and the Warrant Shares. We agreed to use our commercially reasonable best efforts to cause such registration statement to be declared effective promptly thereafter on or before 45 days after the filing of such registration statement (or if the SEC issues any comments with respect to such registration statement, on or before 90 days after the filing of such registration statement). Upon effectiveness of such Registration Statement, we agreed to use our reasonable best efforts to keep the Registration Statement effective with the SEC for a period equal to three years from the Effective Date for the Warrants, and with respect to the Warrant Shares, so long as any Warrants are outstanding, and to supplement, amend and/or re-file such Registration Statement to comply with such effectiveness requirement.

Accordingly, we are registering for resale the sale and offer of the Securities to comply with such obligations to the Selling Stockholders.

THE OFFERING

We are registering for resale by the Selling Stockholders (i) Warrants to purchase up to an aggregate of 1,300,000 shares of our common stock and (ii) up to 1,300,000 shares of our common stock issuable upon the exercise of the Warrants (referred to in this prospectus as the Warrant Shares) as described below.

Securities being offered by the Selling Stockholders:	(i) Warrants to purchase up to an aggregate of 1,300,000 shares of our common stock, exercisable at a price of $2.10 per share (subject to adjustment as provided therein), and (ii) up to 1,300,000 Warrant Shares issuable upon the exercise of the Warrants(1)

Common stock outstanding prior to offering:	98,957,316 shares(1)

Common stock outstanding after the offering:	100,257,316 shares(1)(2)

Terms of the offering:	Each Selling Stockholder will determine when and how it will sell the Securities offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds:	All the Securities sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. Assuming the exercise in full of all such Warrants for cash, we will receive up to an aggregate of approximately $2.7 million from the exercise of all of the Warrants. See “Use of Proceeds” beginning on page 11 of this prospectus.

Market for Common Stock:	Our common stock is listed on The Nasdaq Capital Market under the symbol “LVO.” The Warrants are not listed on Nasdaq, any national securities exchange or any other nationally recognized trading system.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully consider all the information included or incorporated by reference in this prospectus prior to investing in our common stock. In particular, we urge you to carefully read the “Risk Factors” section beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus.

(1)	The number of shares of common stock outstanding after this offering is based on 98,957,316 shares of our common stock issued and outstanding as of June 24, 2024, and excludes:

●	17,600,000 shares of our common stock pursuant to our 2016 Equity Incentive Plan (as amended, the “2016 Plan”), that are reserved for future issuance to our employees, directors and consultants, of which 4,112,822 shares of our common stock are underlying outstanding awards under the 2016 Plan as of June 24, 2024;

●	Approximately 6,081,630 shares of common stock issuable in the event of conversion of our Series A Preferred Stock issued and outstanding as of June 24, 2024; and

●	Approximately 1,300,000 shares of common stock issuable upon the exercise of our outstanding warrants as of June 24, 2024.

(2)	This amount reflects up to 1,300,000 Warrant Shares issuable upon the exercise of the Warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein, including any risk factors contained in our Annual Report on Form 10-K, filed with the SEC on July 1, 2024, and in our other reports filed with the SEC and in future reports that we will file periodically or any amendments or updates thereto. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose part or all of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to the Offering

We have broad discretion over the use of the net proceeds from the exercise of any Warrants for cash and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of our common stock.

Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from any exercise of the Warrants for cash. We may spend or invest these proceeds in ways with which our stockholders disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of the Warrants for cash, together with our existing cash resources as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

You may lose all of your investment.

Investing in our common stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

Sales of a substantial number of shares of our common stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

There is no public market for the Warrants.

The Warrants are not listed on an exchange. A liquid trading market for the Warrants may never develop, or if developed, it may not be sustained. In the absence of a liquid public trading market for the Warrants:

●	you may not be able to liquidate your investment in the Warrants;

●	you may not be able to resell the Warrants at favorable prices, or at all;

●	the market price of the Warrants may experience significant price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

An active trading market for our common stock may not be maintained.

Our stock is currently traded on The Nasdaq Capital Market, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our common stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

Risks Related to our Common Stock

A substantial number of shares of our common stock may be issued pursuant to the terms of the Series A Preferred Stock. Conversion of our Series A Preferred Stock will dilute the ownership interest of our existing stockholders or may otherwise depress the price of our common stock.

As of June 24, 2024, the shares of our Series A Preferred Stock are convertible into approximately 6.08 million shares of our common stock at a conversion price of $2.10 per share. The Series A Preferred Stock likely will be converted only at times when it is economically beneficial for the holder to do so. The conversion of some or all of the shares of our Series A Preferred Stock into shares of our common stock will dilute the ownership interests of our existing stockholders. In addition, any sales in the public market of the shares of our common stock issuable upon such conversion and/or any anticipated conversion of the Series A Preferred Stock into shares of our common stock could adversely affect prevailing market prices of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan and any acquisition or financing agreement, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity and/or convertible securities, our stockholders may experience substantial dilution. We may sell or otherwise issue our common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell or issue our common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent issuances. These issuances may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders. We may pay for future acquisitions with additional issuances of shares of our common stock as well, which would result in further dilution for existing stockholders.

Pursuant to our 2016 Equity Incentive Plan (as amended, the “2016 Plan”), there are 17,600,000 shares of our common stock reserved for future issuance to our employees, directors and consultants. If our board of directors elects to issue additional shares of our common stock, stock options, restricted stock units and/or other equity-based awards under the 2016 Plan, as amended, our stockholders may experience additional dilution, which could cause our stock price to fall.

The market price of our common stock may be highly volatile.

The trading price of our common stock may be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	issuance of our equity or debt securities, or disclosure or announcements relating thereto;

●	the lack of a meaningful, consistent and liquid trading market for our common stock;

●	additional shares of our common stock being sold into the market by us or our stockholders or the anticipation of such sales;

●	our convertible debt securities being converted into equity or the anticipation of such conversion;

●	announcements by us or our competitors of significant events or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	changes in operating performance and stock market valuations of companies in our industry;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	expiration of the lock-up period, as more fully discussed below;

●	lawsuits threatened or filed against us;

●	regulatory developments in the United States and foreign countries; and

●	other events or factors, including those resulting from the impact of war or incidents of terrorism, other epidemics, or responses to these events.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

We cannot guarantee that our stock repurchase program will be consummated fully or that it will enhance long-term shareholder value. Stock repurchases could also increase the volatility of the trading price of our stock and could diminish our cash reserves.

We have announced that our senior management and/or board of directors has authorized the repurchase up to approximately $10 million worth of shares of our outstanding common stock from time to time, subject to a portion of the repurchase program being approved by our board of directors and any other applicable approvals and consents, which LiveOne fully expects to obtain.. The timing, price, and quantity of purchases under the program will be at the discretion of our management and will depend upon a variety of factors including share price, general and business market conditions, compliance with applicable laws and regulations, corporate and regulatory requirements, and alternative uses of capital. The program may be expanded, suspended, or discontinued by our board of directors at any time. Although our board of directors has authorized this stock repurchase program, there is no guarantee as to the exact number of shares, if any, that will be repurchased by us, and we may discontinue purchases at any time that management determines additional purchases are not warranted. We cannot guarantee that the program will be consummated, fully or all, or that it will enhance long-term stockholder value. The program could affect the trading price of our common stock and increase volatility, and any announcement of a termination of this program may result in a decrease in the trading price of our common stock. In addition, this program could diminish our cash reserves.

Our Chairman and Chief Executive Officer and stockholders affiliated with him own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Mr. Ellin, our Chief Executive Officer and Chairman, and his affiliates beneficially owned approximately 22.5% of shares of our common stock issued and outstanding as of June 24, 2024 (not including Mr. Ellin’s options which have an exercise price substantially above the market price of our common stock as of the date of this Annual Report). Therefore, Mr. Ellin and stockholders affiliated with him may have the ability to influence us through their ownership positions. Mr. Ellin and these stockholders may be able to determine or significantly influence all matters requiring stockholder approval. For example, Mr. Ellin and these stockholders, acting together, may be able to control or significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as one of our stockholders.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”), has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that securities or industry analysts publish about us. Securities and industry analysts currently provide publish limited research focused on our Company. If the current securities or industry analysts do not provide extensive coverage or commence coverage of our Company, the price and trading volume of our shares of common stock could be negatively impacted. If other securities or industry analysts initiate coverage and one or more of the analysts who cover us downgrade our shares of common stock or publish inaccurate or unfavorable research about our Company, the price of our shares of common stock would likely decline. Furthermore, if one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our shares of common stock could decrease, which might cause the price of our shares of common stock and trading volume to decline.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects

Because the market value of our common stock held by non-affiliates was less than $250 million as of the last business day of our fiscal quarter ended September 30, 2023, we continue to be a “smaller reporting company” as defined by the SEC’s revised rules. As a “smaller reporting company,” we (i) are able to provide simplified executive compensation disclosures in our filings, (ii) are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting, and (iii) have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in our annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects. We will remain a smaller reporting company if we have either (i) a public float of less than $250 million held by non-affiliates as of the last business day of the second quarter of our then current fiscal year or (ii) annual revenues of less than $100 million during such recently completed fiscal year with less than $700 million in public float as of the last business day of the second quarter of such fiscal year.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Section 382 and 383 (“Section 382 and 383”) of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that limit the ability of a company that undergoes an ownership change to utilize its net operating losses (“NOLs”) and tax credits existing as of the date of such ownership change. Under the rules, such an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three-year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. As a result of these Section 382 and 383 limitations, any ownership changes as defined by Section 382 and 383 may limit the amount of NOL carryforwards that could be utilized annually to offset future taxable income.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Additionally, any credit and security agreement that we may enter into in the future will likely contain covenants that will restrict our ability to pay dividends. Any return to stockholders will therefore be limited to the appreciation of their stock.

Provisions in our Certificate of Incorporation and Bylaws and provisions under Delaware law could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Some provisions of our charter documents may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management. These provisions include: authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits publicly held Delaware corporation from engaging in a business combination with an interested stockholder (generally, any entity, person or group beneficially owning 15% or more of the outstanding voting stock of the company) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

USE OF PROCEEDS

All of the Securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. The Warrants are exercisable on a net exercise cashless basis or for cash at the option of the holder. If any of the Warrants are exercised on a cashless basis, we will not receive any cash payment from the applicable Selling Stockholder upon any such exercise. Assuming the exercise in full of all such Warrants for cash, we will receive up to an aggregate of approximately $2.7 million from the exercise of all of the Warrants.

We intend to use our net proceeds from the cash exercised of the Warrants, if any, for general corporate purposes, to support commercial operations, working capital, repayment of indebtedness and for potential acquisitions. The amounts and timing of any expenditures will vary depending on the amount of cash generated by the cash exercise of the Warrants, if any, and our plans and business conditions.

We will bear all other costs, fees and expenses incurred in effecting the registration of the warrants (including shares of common stock underlying such warrants) covered by this prospectus. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

See “Selling Stockholders” and “Plan of Distribution” described below.

BACKGROUND OF THE OFFERING

See “Selling Stockholders ⸺ Material Transactions with the Selling Stockholders” described below.

SELLING STOCKHOLDERS

The Securities being offered by the Selling Stockholders include: (i) Warrants to purchase up to an aggregate of 1,300,000 shares of our common stock and (ii) up to 1,300,000 Warrant Shares issuable upon the exercise of the Warrants. For additional information regarding the issuance of the Securities, see “⸺ Material Transactions with the Selling Stockholders” described below. We are registering the Securities in order to permit the Selling Stockholders to offer the Securities for resale from time to time.

As used in this prospectus, the term “Selling Stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a subsequent amendment or supplement to this prospectus, and their donees, pledgees, assignees, transferees, distributees or other successors-in-interest that receive any Securities in any non-sale transfer after the date of this prospectus. None of the Selling Stockholders or any persons having control over such Selling Stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years except as described below.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules and regulations thereunder) of the shares of our common stock by each of the Selling Stockholders.

The second column lists the number of shares of our common stock beneficially owned by each Selling Stockholder ownership before this offering (including shares of our common stock or any other securities of our Company which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), based on its ownership of the Securities, as of June 24, 2024, assuming exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on conversions or exercise.

The third column lists the shares of our common stock being offered by this prospectus by the Selling Stockholders and does not take in account any limitations on the exercise of the Warrants set forth therein. As a result of such limitations, the shares of common stock offered by this prospectus may exceed the number of shares of common stock beneficially owned by the Selling Stockholders as of June 24, 2024. In accordance with the terms of the Letter Agreements with the Selling Stockholders, this prospectus generally covers the resale of at least 100% of the number of the shares of our common stock issuable pursuant to the exercise of the Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the Warrants may be adjusted (in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction), the number of shares of our common stock that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth and fifth columns list the number of shares of common stock beneficially owned by the Selling Stockholders and their percentage ownership after the offering shares of common stock (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of June 24, 2024, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of common stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering		Percentage of Shares Beneficially Owned After Offering(2)
Harvest Small Cap Partners, L.P.(3)	649,181	(4)	389,660	(5)	259,521	(6)	*
Harvest Small Cap Partners Master, Ltd.(3)	1,501,980	(7)	910,340	(8)	591,640	(9)	*

*	Represents less than 1%.

(1)	Beneficial ownership includes shares of our common stock as to which a person or group has sole or shared voting power or dispositive power. Subject to the blocker described below, shares of our common stock registered hereunder are convertible within 60 days of June 24, 2024, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person holding such convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentages are based on 98,957,316 shares of common stock outstanding as of June 24, 2024.

(3)	Jeffrey Osher has voting and dispositive power over shares held by each of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. shown above. The address for each of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. is 505 Montgomery Street, Suite 1250, San Francisco, CA 94111.

(4)	Represents (i) 259,521 shares of our common stock beneficially owned by such Selling Stockholder as of June 24, 2024 and (ii) 389,660 shares of our common stock issuable to such Selling Stockholder upon the exercise of the Warrant issued to such Selling Stockholder Warrants being registered for resale hereby.

(5)	Represents 389,660 shares of our common stock issuable to such Selling Stockholder upon the exercise of the Warrant issued to such Selling Stockholder Warrants being registered for resale hereby.

(6)	Represents 259,521 shares of our common stock beneficially owned by such Selling Stockholder as of June 24, 2024, and assumes the sale of the maximum number of Securities to be sold pursuant to this prospectus.

(7)	Represents of (i) 591,640 shares of our common stock beneficially owned by such Selling Stockholder as of June 24, 2024 and (ii) 910,340 shares of our common stock issuable to such Selling Stockholder upon the exercise of the Warrant issued to such Selling Stockholder being registered for resale hereby.

(8)	Represents 910,340 shares of our common stock issuable to such Selling Stockholder upon the exercise of the Warrant issued to such Selling Stockholder being registered for resale hereby.

(9)	Represents 591,640 shares of our common stock beneficially owned by such Selling Stockholder as of June 24, 2024, and assumes the sale of the maximum number of Securities to be sold pursuant to this prospectus.

Material Transactions with the Selling Stockholders

Amendment to Notes Agreement

On July 8, 2021, we entered into an amendment of notes agreement (collectively, the “Amendments”) with each of the Selling Stockholders of their subordinated 8.5% Secured Convertible Notes, originally issued to the Selling Stockholders on September 15, 2020, in the aggregate principal amount of $15.0 million (the “Notes”) agreed to, among other things, (i) extend the maturity date of the Notes to June 3, 2023, (ii) defer the June 30, 2022 quarterly cash interest payment to July 18, 2022, and defer the quarterly cash interest payment for the fiscal quarter ending September 30, 2022 to be due and payable at the same time as the quarterly cash interest payment due and payable to the Selling Stockholders for the fiscal quarter ending December 31, 2022, and (iii) permit us to prepay the Notes at any time without any repayment/prepayment penalties and without the written consent of the Selling Stockholders, subject to approval from our senior secured lender, provided, that we shall give the Selling Stockholders at least five days prior written notice of any such prepayment or repayment (collectively, “Loan Modification”). We and the Selling Stockholders also agreed that if (i) at least $5,000,000 of the original principal amount of the Notes was not repaid by us on or prior to January 1, 2023, the conversion price of the Notes shall be amended to $3.00 per share, and we shall issue to the Selling Stockholders in aggregate an additional 250,000 shares of our common stock; (ii) at least $7,500,000 of the original principal amount of the Notes is not repaid by us on or prior to June 30, 2023, the conversion price of the Notes shall be further amended to $2.50 per share, and we shall then issue to the Selling Stockholders in aggregate an additional 500,000 shares of common stock; and (iii) the entire principal amount of the Notes then outstanding is not repaid by us on or prior to January 1, 2024, the conversion price of the Notes shall be further amended to $2.25 per share, and we shall then issue to the Selling Stockholders in aggregate an additional 750,000 shares of common stock. In addition, in consideration of the Loan Modification, we issued to the Selling Stockholders in aggregate 500,000 shares of common stock. The shares were issued and to the extent applicable, will be issued, to the Selling Stockholders as restricted securities in a private placement transaction exempt from the registration requirements of the Securities Act.

February 2023 Exchange Agreements

On February 3, 2023 (the “Effective Date”), we entered into an exchange agreement (collectively, the “Exchange Agreements”) with each of the Selling Stockholders pursuant to which they exchanged their Notes, and relinquished any and all rights thereunder, for 21,177 shares of Series A Preferred Stock. The Series A Preferred Stock is convertible at any time at a holder’s option into shares of our common stock, at a price of $2.10 per share of common stock, bears a dividend of 12% per annum, is perpetual and has no maturity date. At our option, the dividend may be paid in-kind for the first 12 months after the Effective Date, and thereafter, at the time the Holders had the option to select whether subsequent dividend payments shall be paid in kind or in cash; provided, that as long as any Series A Preferred Stock is held by the Selling Stockholders, Trinad Capital Master Fund Ltd., a fund controlled by Mr. Ellin, our Chief Executive Officer, Chairman, director and principal stockholder (“Trinad Capital”), shall receive the dividend solely in kind. The Series A Preferred Stock shall have no voting rights, except as set forth in the Certificate of Designation (as defined below) or as otherwise required by law.

We may, at our option (the “Optional Redemption Right”), on or before the Redemption Date (as defined herein), purchase up to $5,000,000 in aggregate of the then outstanding shares of Series A Preferred Stock held by the Selling Stockholders at a cash redemption price per share of Series A Preferred Stock equal to the Stated Value (the “Redemption Price”). We were formerly required on or before July 3, 2024 (the “Redemption Date”), and in any event if prior to the Redemption Date we consummate any financing transaction in which we, directly or indirectly, raise, in aggregate, gross proceeds of more than $20,000,000 of new capital, to purchase $5,000,000 in aggregate of the then outstanding shares of Series A Preferred Stock held by the Selling Stockholders (the “Redemption Amount”) at the Redemption Price (the “Mandatory Redemption”). The Mandatory Redemption was eliminated pursuant to the Letter Agreements. If the Optional Redemption Right was exercised up to the full $5,000,000 amount, the Mandatory Redemption requirement would terminate; provided, that if the Optional Redemption Right is exercised in any amount less than $5,000,000, the Redemption Amount would be reduced by the amount that the Optional Redemption Right has been elected and exercised. Without the prior express consent of the majority of the votes entitled to be cast by the holders of Series A Preferred Stock outstanding at the time of such vote (the “Majority Holders”), we shall not authorize or issue any additional or other shares of its capital stock that are (i) of senior rank to the Series A Preferred Stock or (ii) of pari passu rank to the Series A Preferred Stock, in each case in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of our Company.

Pursuant to the Exchange Agreements, we agreed that at any time that any of the shares of Series A Preferred Stock issued to the Harvest Funs are outstanding, (i) to directly or through its 100% owned subsidiaries (as applicable), to own on a fully diluted basis at least 66% of the total equity and voting rights of any and all classes of securities of each of our PodcastOne, Inc. (“PodcastOne”), Slacker, Inc., PPV One, Inc., and LiveXLive Events, LLC subsidiaries, (ii) not to issue shares of its common stock or convertible equity securities at a price less than $2.10 per share (subject to certain exceptions), provided, that such consent shall not be required in connection with any merger, acquisition or other business combinations of our Company and/or any of its subsidiaries with any unaffiliated third party, (iii) not to raise more than an aggregate of $20,000,000 of capital in one or more offerings, including without limitation, one or more equity or debt offerings or a combination thereof, on an accumulated basis commencing after the Effective Date (the “Qualified Offering”); provided, that such consent shall not be required for any equity financing of our Company at a price of $2.25 per share or above, and (iv) if after the Effective Date we distribute any of our assets or any shares of our common stock or Common Stock Equivalents (as defined in the Exchange agreements) of any of our subsidiaries pro rata to the record holders of any class of shares of its common stock, we shall distribute to the Selling Stockholders their pro rata portion of any such distribution (calculated on an as-converted basis with respect to the then outstanding Series A Preferred Stock) concurrently with the distribution to the then record holders of any class of our common stock (including an applicable distribution of shares of PodcastOne’s common stock to the Selling Stockholders in connection with the Spin-Out and special dividend of PodcastOne’s common stock to our stockholders of record), in each case without the Majority Holders’ prior written consent. Any breach of the aforementioned covenants or the terms of the Ellin Letter (as defined below) shall constitute a material breach, which if uncured, shall result in the issuance of an aggregate of 56,473 shares of our restricted common stock (the “Default Shares”) to the Holders for each five trading days (or pro rata thereof) after the date of the breach; provided, that if such breach is cured within the applicable cure period, no Default Shares shall be issued.

In consideration for entry into the Exchange Agreements and the Selling Stockholders’ willingness to forego certain rights to common stock of our Company previously agreed by the parties, we issued to the Selling Stockholders an aggregate of 600,000 shares of our common stock (the “Harvest Shares”). Additionally, we issued 25,000 shares of common stock to the Selling Stockholders as consideration for their previously agreeing to extend interest payment dates on the HSCPM Note and the HSCP Note (the “Extension Shares”). In connection with and as a condition to the entry of the Exchange Agreements, pursuant to a letter agreement with us, the Selling Stockholders and Mr. Ellin (the “Ellin Letter”), unless otherwise agreed to by the Selling Stockholders, Mr. Ellin agreed to (i) to serve as our Chief Executive Officer and (ii) extend the period during which he cannot dispose of any equity or convertible securities of our Company owned by him or any entity of which he is the beneficial owner and not to cease to be the beneficial owner of any other equity or convertible securities of our Company of which Mr. Ellin is the beneficial owner (subject to certain exceptions), in each case until the time that the Selling Stockholders no longer own any shares of the Series A Preferred Stock. The Harvest Shares, the Extension Shares and the Series A Preferred Stock were issued, and the shares of common stock underlying the shares of Series A Preferred Stock, to the extent applicable, would be issued, to the Holders as restricted securities in a private placement transaction exempt from the registration requirements of the Securities Act.

April Letter Agreements

On April 1, 2024, we entered into the Letter Agreements with the Selling Stockholders pursuant to which (i) the Selling Stockholders converted approximately $8.72 million worth of their shares of Series A Preferred Stock into shares of our common stock at a price of $2.10 per share, as follows: HSCPM converted 5,602.09 shares of Series A Preferred Stock into 2,667,664 shares of our common stock, and HSCP converted 2,397.91 shares of Series A Preferred Stock into 1,141,860 shares of our common stock, and (ii) HSCPM and HSCP received 910,340 and 389,660 the Warrants exercisable at a price of $2.10 per share being registered for resale pursuant to this prospectus.

In addition, pursuant to the Letter Agreements, the Selling Stockholders agreed (x) that any future dividends payable on the Series A Preferred Stock shall be paid in-kind or in cash at the option of our Company; provided, that as long as any Series A Preferred Stock is held by the Selling Stockholders, Trinad Capital shall receive the dividend solely in kind, (y) to delete the requirement for us to purchase from the Selling Stockholders $5,000,000 in aggregate of the then outstanding shares of Series A Preferred Stock held by the Selling Stockholders on or before August 3, 2024.

The Shares and the Warrants were issued, and the shares of the Company’s common stock underlying the Warrants (the “Warrant Shares”), to the extent exercised, will be issued, to the Holders as restricted securities in a private placement transaction exempt from the registration requirements of the Securities Act.

We further agreed, on or prior to the date that is 45 days after the Effective Date, to prepare and file with the U.S. Securities and Exchange Commission (the SEC”) a Registration Statement on Form S-3 (or such other form as applicable) covering the resale under the Securities Act of the Warrants and the Warrant Shares. We agreed to use commercially reasonable best efforts to cause such registration statement to be declared effective promptly thereafter on or before 45 days after the filing of such registration statement (or if the SEC issues any comments with respect to such registration statement, on or before 90 days after the filing of such registration statement). Upon effectiveness of such Registration Statement, we agreed to use reasonable best efforts to keep the Registration Statement effective with the SEC for a period equal to three years from the Effective Date for the Warrants, and with respect to the Warrant Shares, so long as any Warrants are outstanding, and to supplement, amend and/or re-file such Registration Statement to comply with such effectiveness requirement.

DESCRIPTION OF SECURITIES WE ARE OFFERING

General

The following description of our capital stock and provisions of our Certificate of Incorporation and Bylaws are summaries and are qualified by reference to the Certificate of Incorporation and Bylaws that are on file with the SEC.

Our Certificate of Incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, and 500,000,000 shares of our common stock, $0.001 par value per share.

As of June 24, 2024, there were 98,957,316 and 12,771.42 shares of our common stock and preferred stock (including accrued dividends as of such date) issued and outstanding, respectively.

As of June 24, 2024, we had 403 holders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers. The actual number of common stockholders is greater than the number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Common Stock

Voting

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. As of June 24, 2024, there were 12,771.42 shares of our preferred stock outstanding (including accrued dividends as of such date), and except for the dividends payable in kind on our Series A Preferred Stock (as defined below), we have no current plans to issue any other shares of our preferred stock.

Series A Perpetual Convertible Preferred Stock

On February 2, 2023, we filed the Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware designating 100,000 shares of our preferred stock as “Series A Perpetual Convertible Preferred Stock” (the “Series A Preferred Stock”).

The Series A Preferred Stock was issued effective as of February 3, 2023, and is subsequently issued as quarterly dividends as required by its terms, to the Selling Stockholders and Trinad Capital, a fund controlled by Robert Ellin, our Chief Executive Officer, Chairman, director and principal stockholder, in exchange for certain indebtedness exchanged for such Series A Preferred Stock, as more fully discussed above. An amendment to, or waiver of rights of, the Series A Preferred Stock requires the approval of the majority of the votes entitled to be cast by the holders of Series A Preferred Stock outstanding at the time of such vote.

Voting

The holders of the shares of the Series A Preferred Stock have certain voting rights as described in the Certificate of Designation equal to 1,000 votes per share of Series A Preferred Stock. The holders of Series A Preferred Stock are not entitled to vote separately as a class or series on any amendment, modification or restatement of the Certificate of Incorporation, except as would be unlawful under the laws of the State of Delaware or except as required by Section 4 of the Certificate of Designation.

Dividends

The holders of the Series A Preferred Stock are entitled to receive, and we shall pay, by issuing shares of Series A Preferred Stock or paying in cash to such holders, subject to and as provided in Section 3 of the Certificate of Designation, dividends on each share of Series A Preferred Stock, based on a stated value per share equal to $1,000 (the “Stated Value”), at a rate of 12% per annum (the “Interest”), commencing on February 3, 2023 (the “Original Issue Date”) until the date that such share of Series A Preferred Stock is converted to our common stock (the “Interest Termination Date”). So long as a holder’s shares of Series A Preferred Stock are outstanding, Interest payments shall accrue and be compounded daily on the basis of a 360-day day year and twelve 30-day months and shall be paid in arrears to such holder on the earlier of the following dates (i) the Interest Termination Date and (ii) quarterly on April 1st, July 1st, October 1st and January 1st of each year (each such date, an “Interest Payment Date”). At our option, the Interest payments may be made in shares of Series A Preferred Stock valued at a price per share equal to the Stated Value (the “Interest Shares”); provided, that Trinad Capital shall receive Interest payments solely in Interest Shares. In addition, in the event we declare any distribution or dividend of any of our assets or any shares of capital stock of any of our subsidiaries pro rata to the record holders of any class of shares of common stock, we shall calculate and distribute to each holder its pro rata portion of any such distribution (calculated on an as-converted basis with respect to the shares of Series A Preferred Stock then outstanding as of the record date set by us for such distribution or dividend) concurrently with the distribution to the then record holders of any class of common stock. Except as provided in this Section 3, Section 5 and Section 7 of the Certificate of Designation, no other dividends shall be paid on shares of the Series A Preferred Stock.

As provided in the Certificate of Designation, Interest in Interest Shares was paid effective as of April 1, 2023, and subsequently as quarterly dividends, on the terms summarized above.

Liquidation

In the event of any liquidation, dissolution or winding up of our Company, either voluntarily or involuntarily, the holders of the Series A Preferred Stock are entitled to receive, prior and in preference to the holders of the Common Stock, a per share amount equal to the Stated Value plus any accrued but unpaid Interest thereon, or the amount the holder would be entitled to receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock which amounts shall be paid pari passu with all holders of common stock.

If upon the liquidation, dissolution or winding up of the Company, the assets of our Company that are legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts above, then the entire assets of our Company that are legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to what they would otherwise be entitled to receive.

Rights and Preferences

During the period any shares of Series A Preferred Stock remain outstanding, unless we have received the approval of the majority of the votes entitled to be cast by the holders of Series A Preferred Stock outstanding at the time of such vote (voting together as a single class), either at a meeting of holders of Series A Preferred Stock or by written consent, we shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)	increase the number of authorized shares of Series A Preferred Stock;

(ii)	issue or obligate itself to issue additional shares Series A Preferred Stock other than Interest Shares;

(iii)	amend, alter or repeal any provision of the Certificate of Designation;

(iv)	amend, alter or repeal any provision of the Certificate of Incorporation or other charter documents in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock or in any manner that adversely affects any rights of the Holders; or

(v)	enter into any agreement with respect to the foregoing.

For purposes of the foregoing voting requirements, the increase in the amount of the authorized preferred stock (other than Series A Preferred Stock) or common stock, or the creation or issuance of any other series of Preferred Stock or common stock that we may issue, or any increase in the amount of authorized shares of such series, shall not in itself be deemed to materially and adversely affect the rights, preferences or voting powers of the Series A Preferred Stock.

We may, at our option, on or before the Redemption Date, purchase up to $5,000,000 in aggregate of the then outstanding shares of Series A Preferred Stock held by the Selling Stockholders at a cash redemption price per share of Series A Preferred Stock equal to the Stated Value.

Conversion

Each share of Series A Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock determined by multiply the number of Series A Preferred Stock by the Stated Value and dividing the product thereof by the conversion price for such series in effect at the time of conversion for the Series A Preferred Stock. The conversion price for the Series A Preferred Stock is subject to adjustment in accordance with conversion provisions contained in the Certificate of Designations. As of June 24, 2024, the conversion price of the Series A Preferred Stock is $2.10 per share.

We will not effect the conversion of any portion of the shares of Series A Preferred Stock, and the holder will not have the right to convert any shares of Series A Preferred Stock, and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the holder together with its affiliates collectively would own beneficially in excess of 4.99% (or, upon election by a holder prior to the issuance of any shares of Series A Preferred Stock, such beneficial ownership limitation may increase or decrease) of the shares of common stock outstanding immediately after giving effect to such exercise. This limitation is not applicable to any shares of Series A Preferred Stock held by Trinad Capital.

Authorized and Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Warrants

As of June 24, 2024, there were 1,300,000 warrants outstanding.

2016 Plan Awards

As of June 24, 2024, we have granted options, restricted stock units, and restricted share awards, to purchase in aggregate of approximately 2,266,667 shares of our common stock under the 2016 Equity Incentive Plan, as amended, with a weighted average exercise price per share for outstanding shares is $3.73 and the weighted average exercise price per share for exercisable shares is approximately $3.72 per share.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Bylaws

Provisions of our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of a majority of our then outstanding common stock.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “LVO.” The Warrants are not listed on Nasdaq, any national securities exchange or any other nationally recognized trading system.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. We serve as the registrar for the Warrants. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

PLAN OF DISTRIBUTION

We are registering (i) Warrants to purchase up to 1,300,000 shares our common stock issued to the Selling Stockholders pursuant to the Letter agreements, and (ii) up to 1,300,000 shares of our common stock issuable upon the exercise of the Warrants issued to the Selling Stockholders, and without taking into account the limitations on the exercise of the Warrants set forth in the Warrants, to permit the resale of these Securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale or other disposition of the Securities by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised and the holders of such Warrants pay the exercise price in cash upon such exercise and do not utilize the cashless exercise provision of the Warrants. Assuming the exercise in full of all such Warrants for cash, we will receive up to an aggregate of approximately $2.7 million from the exercise of all of the Warrants.

The holders of the Securities (and any of their pledgees, assignees and successors-in-interest (the “Selling Stockholders”) may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Any compensation paid to underwriters, broker-dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement and shall comply with the rules and requirements of the FINRA.

We are required to pay certain fees and expenses incurred by us incident to the registration of these shares, estimated to be approximately $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective (i) with respect to the Warrants, until April 1, 2027, and (ii) with respect to the Warrant Shares, so long as any Warrants are outstanding, and to supplement, amend and/or re-file the registration statement of which this prospectus is a part to comply with such effectiveness requirement. The Securities shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of their Warrants (or Warrant Shares underlying the Warrants) registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold pursuant to this prospectus, the Warrants (or Warrant Shares underlying the Warrants if such Warrant Shares are sold) will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon by Foley Shechter Ablovatskiy LLP (“FSA”). Certain of FSA’s partners own shares of our common stock, which represent, in the aggregate, beneficial ownership of less than approximately 1.5 % of our common stock.

EXPERTS

The consolidated financial statements of LiveOne, Inc. as of March 31, 2024 and 2023 and for each of the two years in the period ended March 31, 2024 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Macias Gini & O’Connell LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the shares of our securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available through the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.liveone.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus or any applicable prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to LiveOne, Inc., 269 South Beverly Drive, Suite 1450, Beverly Hills, CA 90212, Attention: Corporate Secretary, telephone number (310) 601-2505.

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on July 1, 2024;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 from our definitive Proxy Statement on Schedule 14A, filed with the SEC on July 28, 2023;

●	the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on July 1, 2024; and

●	all reports and other documents filed after the date of this prospectus and prior to the termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules.

Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in each of this prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary

LiveOne, Inc.

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

You can also find these filings on our website at www.liveone.com. We are not incorporating the information on our website other than these filings into this prospectus.

Warrants to Purchase up to 1,300,000 Shares of Common Stock

Up to 1,300,000 Shares of Common Stock underlying the Warrants

LIVEONE, INC.

Preliminary Prospectus

The date of this prospectus is         , 2024.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the shares being registered hereby, all of which will be borne by the Company as follows:

SEC registration fee	$403
Legal fees and expenses	$25,000
Accounting fees and expenses	$20,000
Printing	$1,000
Miscellaneous	$4,000
Total	$50,403

Item 15. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions

In addition, in the future, we may enter into indemnification agreements with our directors and officers and some of our executives may have certain indemnification rights arising under their employment agreements with us. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We have been advised that, in the opinion of the SEC, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.	Exhibits

Exhibit
Number	Description
3.1	Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 8, 2017).
3.2	Certificate of Amendment to the Certificate of Incorporation of the Company, dated as of September 30, 2017 (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Amendment No. 3, filed with the SEC on October 6, 2017).
3.3	Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 8, 2017).
3.4	Amendment No. 1 to the Bylaws of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 14, 2021).
3.5	Certificate of Merger, dated as of September 30, 2021, between the Company and LiveOne, Inc. ((Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 12, 2021).
4.1	Promissory Note, dated as of June 2, 2021, issued by the Company to East West Bank (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 11, 2021).
4.2	Form of Warrants, dated July 15, 2022, issued by PodcastOne to the purchasers of PodcastOne’s 10% Original Issue Discount Convertible Promissory Notes, dated July 15, 2022 (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 20, 2022).
4.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Perpetual Convertible Preferred Stock of the Company, dated as of February 2, 2023 (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC February 7, 2023).
4.4	Warrant to Purchase Common Stock, dated as of April 1, 2024, issued by the Company to Harvest Small Cap Partners, L.P. (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the SEC on April 5, 2024).
4.5	Warrant to Purchase Common Stock, dated as of April 1, 2024, issued by the Company to Harvest Small Cap Partners, Ltd. (Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed with the SEC on April 5, 2024)
4.6	Warrant to Purchase Common Stock, dated as of April 1, 2024, issued by the Company to Trinad Capital Master Fund Ltd. (Incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K, filed with the SEC on April 5, 2024)
5.1*	Opinion of Foley Shechter Ablovatskiy LLP regarding legality of securities being registered.
10.1†	Form of Director/Officer Indemnification Agreement (Incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed with the SEC on April 30, 2014).
10.2†	The Company’s 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.23 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2016).
10.3†	Amendment No. 1 to the Company’s 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.23 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on February 13, 2019).
10.4†	Amendment No. 2 to the Company’s 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 6, 2021).
10.5†	Form of Director Option Agreement under 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.24 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2016).

10.6†	Form of Employee Option Agreement under 2016 Equity Incentive Plan (Incorporated by reference to Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2016).
10.7†	Employment Agreement, dated as of September 7, 2017, between the Company and Robert S. Ellin (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on September 8, 2017).
10.8†	Amendment No. 1 to Employment Agreement, dated as of December 15, 2017, between the Company and Robert Ellin (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 15, 2017).
10.9†	Amendment No. 2 to Employment Agreement, dated as of December 14, 2017, between the Company and Robert Ellin. (Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on February 14, 2023).
10.10†	Employment Agreement, dated as of January 24, 2024, between the Company and Aaron Sullivan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on form 8-K, filed with the SEC on January 30, 2024).
10.11†	The Company's 2023 Annual Bonus Plan (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on form 8-K, filed with the SEC on January 30, 2024).
10.12	Business Loan Agreement, dated as of August 22, 2023, between the Company and East West Bank (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 14, 2023).
10.13	Commercial Security Agreement, dated as of June 2, 2021, between the Company and East West Bank (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 11, 2021).
10.14	Change in Terms Agreement, dated as of August 22, 2023, between the Company and East West Bank (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed with the SEC on September 14, 2023).
10.15	Exchange Agreement, dated as of February 3, 2023, between the Company and Harvest Small Cap Partners, L.P. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 7, 2023).
10.16	Exchange Agreement, dated as of February 3, 2023, between the Company and Harvest Small Cap Partners, Ltd. (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed with the SEC on February 7, 2023).
10.17	Exchange Agreement, dated as of February 3, 2023, between the Company and Trinad Capital Master Fund Ltd. (Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K, filed with the SEC on February 7, 2023).
10.18	Loan and Security Agreement, dated as of August 2, 2023, between the Company and Capchase Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 8, 2023).
10.19	Letter Agreement, dated as of April 1, 2024, between the Company and Harvest Small Cap Partners, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 5, 2024).
10.20	Letter Agreement, dated as of April 1, 2024, between the Company and Harvest Small Cap Partners Master, Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 5, 2024).
10.21	Letter Agreement, dated as of April 1, 2024, between the Company and Trinad Capital Master Fund, Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on April 5, 2024).
10.22	Sales Agreement, dated as of May 14, 2024, between the Company and Roth Capital Partners, LLC (Incorporated by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 14, 2024).
23.1*	Consent of Macias Gini & O’Connell LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Foley Shechter Ablovatskiy LLP (included in the opinion filed as Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this registration statement).
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107*	Filing Fee Table.

†	Management contract or compensatory plan or arrangement.
*	Filed herewith.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Los Angeles, California on July 1, 2024.

LiveOne, Inc.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Chief Executive Officer and Chairman of the Board

By:	/s/ Aaron Sullivan
Name:	Aaron Sullivan
Title:	Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert S. Ellin and Aaron Sullivan, and each of them severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Ellin	Chief Executive Officer and Chairman (Principal Executive	July 1, 2024
Robert S. Ellin	Officer)

/s/ Aaron Sullivan	Chief Financial Officer, VP, Secretary	July 1, 2024
Aaron Sullivan	and Treasurer (Principal Accounting
Officer)

/s/ Jay Krigsman	Director	July 1, 2024
Jay Krigsman

/s/ Craig Foster	Director	July 1, 2024
Craig Foster

/s/ Ramin Arani	Director	July 1, 2024
Ramin Arani

/s/ Patrick Wachsberger	Director	July 1, 2024
Patrick Wachsberger

/s/ Kenneth Solomon	Director	July 1, 2024
Kenneth Solomon

/s/ Bridget Baker	Director	July 1, 2024
Bridget Baker

/s/ Kristopher Wright	Director	July 1, 2024
Kristopher Wright